EXHIBIT 99.1

Perceptron Chairman Jay Freeland Named Interim CEO

PLYMOUTH, Mich., Nov. 12, 2019 (GLOBE NEWSWIRE) -- Perceptron, Inc. (NASDAQ: PRCP), a leading global provider of 3D automated metrology solutions and coordinate measuring machines, today announced that the Company’s Chairman of the Board, Jay Freeland, will also become Interim President and Chief Executive Officer effective immediately, following the resignation of David Watza as a director and officer of the Company.  The search for a permanent CEO has already been initiated, under the Board’s guidance and direction.

“I’m excited to work with Perceptron’s Board to maximize the value of this Company for our shareholders,” Mr. Freeland stated.  “The strength of Perceptron’s core technology, its new products and its talented employees is not reflected in the current share price.  I have a number of ideas around our strategic direction and the best path forward, and will explore all of our options vigorously.”

“Following discussions with the Board and the management team over the course of this year, I believe that in the near-term, a thorough evaluation of our cost and organizational structure should drive improved margins and enable greater productivity,” Mr. Freeland added.  “Moreover, as we look for the optimal go-to-market strategy, we will also consider our product and business mix to ensure we are only pursuing the highest return products and business lines.

“The Board is encouraged by the Company’s growth potential, yet we also recognize that the global automotive market is changing rapidly and uncertainty is increasing.  In order to anticipate and benefit from this change, the Board will take a critical eye to various strategic options, including potential divestitures and strategic business partnerships.  I expect to weigh our organic growth prospects against the benefits of larger partnerships and other alternatives.”

Mr. Freeland joined Perceptron’s Board of Directors in December of 2018 and became Chairman in May of 2019.  Prior to joining Perceptron, he served as President and CEO of FARO Technologies, Inc. (NASDAQ: FARO) for approximately ten years, before retiring in December of 2015.  He also served in a variety of executive capacities at General Electric for almost twelve years before that.

“Perceptron is an excellent company with highly motivated and skilled professionals,” Mr. Freeland concluded.  “We have great technology that offers significant value to our customers.  Along with Perceptron’s senior leadership team, I will look to make informed decisions and drive substantial value creation.  I look forward to updating our shareholders throughout the year on our progress.”

Quarterly Investor Call and Webcast

As a reminder, Perceptron, Inc., will hold its first quarter fiscal 2020 investor conference call/webcast, chaired by Jay Freeland, Chairman and Interim CEO, on November 12, 2019, at 8:30 AM (EDT). Investors can access the call at:

Webcast	investors.perceptron.com on the Event page
Conference Call	833-535-2207 (domestic callers) or
412-317-5405 (international callers)
Conference ID	10136469

A replay will be posted to the Company's website after the conference call concludes.

About Perceptron®
Perceptron (NASDAQ: PRCP) develops, produces and sells a comprehensive range of automated industrial metrology products and solutions to manufacturing organizations for dimensional gauging, dimensional inspection and 3D scanning. Products include 3D machine vision solutions, robot guidance, coordinate measuring machines, laser scanning and advanced analysis software. Global automotive, aerospace and other manufacturing companies rely on Perceptron's metrology solutions to assist in managing their complex manufacturing processes to improve quality, shorten product launch times and reduce costs. Headquartered in Plymouth, Michigan, USA, Perceptron has subsidiary operations in Brazil, China, Czech Republic, France, Germany, India, Italy, Japan, Slovakia, Spain and the United Kingdom.  For more information, please visit www.perceptron.com.

Safe Harbor Statement
Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including our expectation as to our fiscal year 2020 and future results, operating data, new order bookings, revenue, expenses, net income and backlog levels, trends affecting our future revenue levels, the rate of new orders, the timing of revenue and net income increases from new products which we have recently released or have not yet released, the timing of the introduction of new products and our ability to fund our fiscal year 2020 and future cash flow requirements.  Whenever possible, we have identified these forward-looking statements by words such as “target,” “will,” “should,” “could,” “believes,” “expects,” “anticipates,” “estimates,” “prospects,” “outlook,” “guidance” or similar expressions.  We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.  While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made.  Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different.  Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our periodic reports filed with the Securities and Exchange Commission, including those listed in “Item 1A: Risk Factors” of our Annual Report on Form 10-K for fiscal 2019.  Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.

Contact:
Investor Relations
investors@perceptron.com